Exhibit 3.2

DEAN HELLER
Secretary of State	Document Number
204 North Carson Street, Suite 1	20060806029-53
Carson City, Nevada 89701-4299
(775) 684 5708	Filing Date and Time
Website: secretaryofstate.biz	12/15/2006 1:34 PM

Entity Number
Amendment to	E0586222006-3
Articles of Organization
(PURSUANT TO NRS 86.221)	Filed in the office of
Dean Heller
Secretary of State
State of Nevada

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Organization

For a Nevada Limited-Liability Company

(Pursuant to NRS 86.221)

1. Name of limited-liability company:

BLACK GAMING, LLC

2. The company is managed by (check one):   ☒ managers   or   ☐ members

3. The articles have been amended as follows (provide articles numbers, if available):*

Please, amend Article 8, Article 9, and Article 10 as attached to Black Gaming, LLC Articles of Organization.

4. Signature (must be signed by at least one manager or by a managing member).

/s/ Robert R. Black, Sr.
Signature

* 1) If amending company name, it must contain the words “Limited-Liability Company,” “Limited Company,” or “Limited” or the abbreviations “Ltd.,” “L.L.C.,” or “L.C.,” “LLC” or “LC.” The word “Company” may be abbreviated as “Co. ”

   2) If adding managers, provide names and addresses.

FILING FEE: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 86.221 Amend 2003
Revised on: 10/30103

Amendment to Articles of Organization
(Pursuant to NRS 86.221)
Black Gaming, LLC

Article 8. The character and general nature of the business to be conducted by Black Gaming, LLC is to operate, manage, and conduct gaming in a gaming casino on or within the premises known as Virgin River Hotel and Casino; CasaBlanca Hotel & Casino; and Oasis Resort and Casino located in Mesquite, Nevada.

Article 9. Notwithstanding anything to the contrary expressed or implied in these articles, the sale, assignment, transfer, pledge or other disposition of any interest in Black Gaming, LLC is ineffective unless approved in advance by the Nevada Gaming Commission (“Commission”). If at any time the Commission finds that a member who owns any such interest is unsuitable to hold that interest, the Commission shall immediately notify Black Gaming, LLC of that fact. Black Gaming, LLC shall, within ten (10) days from the date that it receives the notice from the Commission, return to the unsuitable member the amount of the unsuitable member’s capital account as reflected on the books of Black Gaming, LLC. Beginning on the date when the Commission serves notice of a determination of unsuitability upon Black Gaming, LLC, pursuant to the preceding sentence, it is unlawful for the unsuitable member: a) To receive any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, Black Gaming, LLC, other than a return of capital as required above; b) To exercise directly or through a trustee or nominee, any voting right conferred by such interest; c) To participate in the management of the business and affairs of Black Gaming, LLC; or d) To receive remuneration in any form from Black Gaming, LLC for services rendered or otherwise.

Article 10. Any member that is found unsuitable by the Commission shall return all evidence of any ownership in Black Gaming, LLC to Black Gaming, LLC at which time Black Gaming, LLC shall within ten (10) days, after Black Gaming, LLC receives notice from the Commission, return to the unsuitable member in cash, the amount of the unsuitable member’s capital account as reflected on the books of Black Gaming, LLC, and the unsuitable member shall no longer have any direct or indirect interest in Black Gaming, LLC.